UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/14/2008

SHARPER IMAGE CORPORATION
(Exact name of registrant as specified in its charter)

Commission File Number:  0-15827

DELAWARE	94-2493558
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

350 THE EMBARCADERO, 6TH FLOOR
SAN FRANCISCO, CALIFORNIA 94105
(Address of principal executive offices, including zip code)

(415) 445-6000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 14, 2008, Sharper Image Corporation (the "Company") announced that Robert Conway, a founding member of Conway, Del Genio, Gries & Co., LLC, was named Chief Executive Officer to replace Steven Lightman, effective immediately. Jerry W. Levin will remain as Chairman of the Board.

Mr. Conway, age 62, has over 25 years of experience advising companies on financial and operational issues as a banker, consultant and senior executive officer. Mr. Conway has been a member of Conway, Del Genio, Gries & Co. LLC ("CDG") since 1998 and prior to that time was a senior partner at Ernst & Young.

Mr. Conway was retained pursuant to the terms of a letter agreement dated February 12, 2008 between CDG and the Company, (the "Engagement Agreement"). The Engagement Agreement provides that CDG will receive a $150,000 monthly fee and if the Company is restructured or its debt refinanced, or if a substantial portion of its stock or assets are sold, CDG will receive, without duplication, a fee equal to 1% of the amount of the obligation restructured, the new debt raised in such financing, and the consideration received in such sale. CDG is also entitled to be indemnified by the Company in relation to its engagement and to be reimbursed for certain out of pocket expenses as set forth in the Engagement Agreement.

A full text of the press release announcing Mr. Conway's appointment and the departure of Mr. Lightman is attached hereto as Exhibit 99.1.

Item 9.01.    Financial Statements and Exhibits.

(c)        Exhibits.

No.                Description

99.1                Press release, announcing the appointment of Mr. Conway and the departure of Mr. Lightman, effective February 14, 2008.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHARPER IMAGE CORPORATION

Date: February 19, 2008	By:	/s/ James M. Sander
James M. Sander
Senior Vice President, General Counsel

Exhibit Index

Exhibit No.	Description
EX-99.1	Press release, announcing the appointment of Mr. Conway and the departure of Mr. Lightman, effective February 14, 2008.